TERRY AMISANO LTD.	AMISANO HANSON
KEVIN HANSON, CA	CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Netfone, Inc. on Form SB-2/A of our report dated October 28, 2004 relating to the consolidated balance sheet of Netfone, Inc. as at September 30, 2004 and the related consolidated statements of operations, cash flows and stockholders’ equity for the period from June 8, 2004 (Date of Incorporation) to September 30, 2004.

Vancouver, Canada	“Amisano Hanson”
April 6, 2005	CHARTERED ACCOUNTANTS

750 West Pender Street, Suite 604	Telephone: 604-689-0188
Vancouver Canada	Facsimile: 604-689-9773
V6C 2T7	E-MAIL:amishan@telus.net